Exhibit 99.1

Mercantile Repurchases $11.0 million in Trust Preferred Securities

Repurchase results in an after-tax gain of $1.8 million, or $0.11 per diluted share

GRAND RAPIDS, Mich., January 26, 2016 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") announced today that it closed on a repurchase of trust preferred securities that were being auctioned as part of a liquidation of a pooled collateralized debt obligation (“Fund”). The Fund owned $11.0 million of the $32.0 million in trust preferred securities that had been issued by Mercantile Bank Capital Trust I, a wholly-owned business trust subsidiary of Mercantile. The $11.0 million in trust preferred securities has been retired, resulting in a commensurate reduction in the related Floating Rate Junior Subordinate Note, leaving $21.0 million outstanding with a rate of 90-Day Libor plus 218 basis points, currently 2.80%.

Mercantile’s winning bid equated to 73% of the $11.0 million par value, with the 27% discount resulting in an after-tax gain of approximately $1.8 million, or $0.11 per share. The following table reflects the impact of the transaction on various capital-related ratios on a pro forma basis as of December 31, 2015:

	Actual	Pro Forma

Tangible Equity to Tangible Assets	9.56%	9.65%
Tier 1 Leverage Capital Ratio	11.56%	11.24%
Common Equity Risk-Based Capital Ratio	10.89%	10.96%
Tier 1 Risk-Based Capital Ratio	12.83%	12.48%
Total Risk-Based Capital Ratio	13.45%	13.09%
Book Value Per Share	$20.41	$20.51
Tangible Book Value Per Share	$16.61	$16.72

Mercantile is funding the repurchase via a cash dividend from its banking subsidiary, Mercantile Bank of Michigan (“Mercantile Bank”). That cash dividend results in a reduction of Mercantile Bank’s regulatory capital ratios of approximately 35 basis points; however, with a pro forma Tier 1 Leverage Capital Ratio of 11.29% and a Total Risk-Based Capital Ratio of 13.16%, Mercantile Bank’s capital levels remain well above the “well capitalized” minimums.

“We are pleased to have executed this partial repurchase of our trust preferred securities. The resulting gain provided for an increase in our tangible capital-related ratios, and our regulatory capital ratios remain strong and well above the well capitalized categorization thresholds,” said Michael Price, Chairman, President and Chief Executive Officer of Mercantile.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $2.9 billion and operates 53 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman, President & CEO	Executive Vice President & CFO
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com